Exhibit 99.1

       Contact:    Dean J. Brydon, CEO
        Jonathan A. Fischer, President & COO
           Marci A. Basich, CFO
           (360) 533-4747
                           www.timberlandbank.com

Timberland Bancorp’s Second Fiscal Quarter Net Income Increases 25% Year-Over-Year

•	Quarterly EPS Increased 27% to $0.80 from $0.63 One Year Ago
•	Quarterly Return on Average Assets of 1.48%
•	Quarterly Return on Average Equity of 11.86%
•	Quarterly Net Interest Margin of 3.99%
•	Loan Portfolio Increased 17% Year-Over-Year

HOQUIAM, WA – April 25, 2023 – Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”), the holding company for Timberland Bank (the “Bank”), today reported net income of $6.66 million, or $0.80 per diluted common share, for the quarter ended March 31, 2023.  This compares to net income of $5.33 million, or $0.63 per diluted common share for the comparable quarter one year ago and $7.51 million, or $0.90 per diluted common share, for the preceding quarter.

For the first six months of fiscal 2023, Timberland’s net income increased 31% to $14.17 million, or $1.70 per diluted common share, compared to $10.81 million, or $1.28 per diluted common share for the first six months of fiscal 2022.

“We are pleased to report strong financial results for our second fiscal quarter, with net income and EPS increasing 25% and 27%, respectively, compared to the year ago quarter,” stated Dean Brydon, Chief Executive Officer.  “Our results benefited from continued strong loan portfolio growth in conjunction with a higher interest rate environment compared to a year ago.  As a result of the Company’s strong earnings and capital position, Timberland’s Board of Directors announced a quarterly cash dividend of $0.23 per share, payable on May 26, 2023, to shareholders of record on May 12, 2023.  This represents the 42nd consecutive quarter that Timberland will have paid a cash dividend.”

“Asset quality remains strong with quarter end non-performing assets at 12 basis points of total assets,” Brydon continued.  “Although loan origination volumes have moderated, loan prepayments have declined considerably resulting in a $38 million increase in net loans receivable for the quarter.  As a result of this loan growth, we recorded a provision for loan losses of $475,000 for the quarter. Additionally, liquidity, both on-balance sheet and off-balance sheet, remained strong with no borrowings at March 31, 2023 and secured borrowing line capacity of $647 million available through the Federal Home Loan Bank (“FHLB”) and the Federal Reserve.  While recent developments in the banking markets have been unsettling in the short term, we believe that with our strong capital position, excellent credit quality and ample sources of liquidity, we are well positioned to continue to deliver strong financial results.”

“The current quarter’s net interest margin remained strong at 3.99% and was 104 basis points higher compared to the year ago quarter.  The year-over-year increase was primarily due to Federal Reserve rate increases and the continued deployment of overnight funds into higher yielding loans and investment securities,” said Jonathan Fischer, President and Chief Operating Officer.  “Deposit retention and acquisition remains competitive, and as a result we saw a 3% outflow of deposits during the quarter.  As expected, funding costs increased during the quarter as we continue to increase short-term deposit rates to retain rate sensitive customer deposits.  We have a strong and diversified deposit base of consumer and commercial customers and only 12% of our deposits were uninsured (or uncollateralized) at quarter end.”

Timberland Fiscal Q2 2023 Earnings
April 25, 2023

Earnings and Balance Sheet Highlights (at or for the periods ended March 31, 2023, compared to March 31, 2022, or December 31, 2022):

Earnings Highlights:
•
Earnings per diluted common share (“EPS”) increased 27% to $0.80 for the current quarter from $0.63 for the comparable quarter one year ago and decreased 11% from $0.90 for the preceding quarter; EPS for the first six months of fiscal 2023 increased 33% to $1.70 from $1.28 for the first six months of fiscal 2022;

•
Net income increased 25% to $6.66 million for the current quarter from $5.33 million for the comparable quarter one year ago and decreased 11% from $7.51 million for the preceding quarter; Net income increased 31% to $14.17 million for the first six months of fiscal 2023 compared to $10.81 million for the first six months of fiscal 2022;

•	Return on average equity (“ROE”) and return on average assets (“ROA”) for the current quarter were 11.86% and 1.48%, respectively;
•	Net interest margin (“NIM”) for the current quarter expanded to 3.99% from 2.95% for the comparable quarter one year ago and compressed slightly from 4.03% for the preceding quarter; and
•	The efficiency ratio for the current quarter was 55.31% compared to 58.42% for the comparable quarter one year ago and 51.52% for the preceding quarter.

Balance Sheet Highlights:
•	Total assets decreased 5% year-over-year and 3% from the prior quarter;
•	Net loans receivable (excluding SBA PPP loans) increased 18% year-over-year and 3% from the prior quarter;
•	Net loans receivable (including SBA PPP loans) increased 17% year-over-year and 3% from the prior quarter;
•	Total deposits decreased 6% year-over-year and 3% from the prior quarter;
•	Non-performing assets to total assets ratio improved to 0.12% from 0.16% one year ago;
•	Total shareholders’ equity increased 7% year-over-year and 2% from prior quarter; and
•	Book and tangible book (non-GAAP) values per common share increased to $27.75 and $25.81, respectively, at March 31, 2023
•
Liquidity (both on-balance sheet and off-balance sheet) remained strong with no borrowings at March 31, 2023 and secured borrowing line capacity of $647 million available through the Federal Home Loan Bank (“FHLB”) and the Federal Reserve.

Operating Results

Operating revenue (net interest income before the provision for loan losses plus non-interest income) for the current quarter increased 24% to $19.79 million from $15.98 million for the comparable quarter one year ago and decreased 3% from $20.45 million for the preceding quarter. The decrease in operating revenue compared to the preceding quarter was primarily due to a decrease in net interest income as funding costs increased at a greater pace than interest income increased.  Operating revenue increased by 25% to $40.24 million for the first six months of fiscal 2023 from $32.11 million for the first six months of fiscal 2022, primarily due to increased interest income from loans, overnight funds, and investment securities, which were partially offset by an increase in total interest expense.  The increased interest income in these categories was primarily a result of increased short-term market interest rates and the continued deployment of liquidity into higher-yielding loans and investment securities.

Net interest income increased $4.26 million, or 33%, to $17.15 million for the current quarter from $12.89 million for the comparable quarter one year ago and decreased $592,000, or 3%, from $17.74 million for the preceding quarter.  The decrease in net interest income compared to the preceding quarter was primarily due to increased funding costs and a decrease in average interest-earning assets.  The weighted average cost of total interest-bearing liabilities increased to 0.84% for the current quarter from 0.50% for the preceding quarter as market interest rates increased.  Partially offsetting the increase in interest expense was an increase in the weighted average yield on total interest-earning assets to 4.51% for the current quarter from 4.34% for the preceding quarter.  Total average interest-earning assets decreased by $41.27 million, or 2%, to $1.72 billion for the current quarter from $1.76 billion for the preceding quarter.  Timberland’s NIM for the current quarter decreased to 3.99% from 4.03% for the preceding quarter and improved from 2.95% for the comparable quarter one year ago.  The NIM for the current quarter was increased by approximately three basis points due to the accretion of $15,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $99,000 in pre-payment penalties, non-accrual interest, and late fees.  The NIM for the preceding quarter was increased by approximately three basis points due to the accretion of $28,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $120,000 in pre-payment

Timberland Fiscal Q2 2023 Earnings
April 25, 2023

penalties, non-accrual interest and late fees.  The NIM for the comparable quarter one year ago was increased by approximately six basis points due to the accretion of $34,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $246,000 in pre-payment penalties, non-accrual interest and late fees.  Net interest income for the first six months of fiscal 2023 increased $9.31 million, or 36%, to $34.89 million from $25.29 million for the first six months of fiscal 2022.  Timberland’s net interest margin for the first six months of fiscal 2023 expanded to 4.02% from 2.93% for the first six months of fiscal 2022.

U.S. Small Business Administration (“SBA”) PPP loans contribute to interest income through the 1.00% interest rate earned on outstanding loan balances and also through the accretion of loan origination fees into interest income over the life of each PPP loan.  At March 31, 2023, Timberland had SBA PPP deferred loan origination fees of $21,000 remaining to be accreted into interest income over the remaining life of the loans.  The following table details the interest income recognized from SBA PPP loans:

SBA PPP Loan Income ($ in thousands)
	Three Months Ended
	March 31, 2023	Dec. 31, 2022	March 31, 2022
Interest income	$1	$2	$31
Loan origination fee accretion	4	17	708
Total SBA PPP loan income	$5	$19	$739

A $475,000 provision for loan losses was recorded for the quarter ended March 31, 2023.  The provision was made primarily due to loan portfolio growth.  A $525,000 provision for loans losses was recorded for the quarter ended December 31, 2022.  No provision for loan losses was made during the quarter ended March 31, 2022.

Non-interest income decreased $69,000 or 3%, to $2.64 million for the current quarter from $2.71 million for the preceding quarter and decreased $447,000, or 14%, from $3.08 million for the comparable quarter one year ago.  The decrease in non-interest income compared to the preceding quarter was primarily due to a $54,000 decrease in service charges on deposits and smaller decreases in several other categories.  Fiscal year-to-date non-interest income decreased 18% to $5.34 million from $6.53 million for the first six months of fiscal 2022, primarily due to a $1.01 million decrease in gain on sales of loans as the dollar amount of fixed-rate one-to four-family loans originated and sold decreased as demand slowed and a larger portion of single family loan originations were retained in the portfolio rather than being sold.

Total operating (non-interest) expenses for the current quarter increased $409,000, or 4%, to $10.94 million from $10.54 million for the preceding quarter and increased $1.61 million, or 17%, from $9.33 million for the comparable quarter one year ago.  The increase in operating expenses compared to the preceding quarter was primarily due to a $146,000 increase in salaries and employee benefits, a $91,000 increase in data processing and telecommunications expense and smaller increases in several other expense categories.  These increases were partially offset by a $100,000 decrease in deposit operations expense and smaller decreases in several other expense categories.  The increase in salaries and employee benefits was primarily due to hiring additional personnel (which included filling a number of positions which had been open in prior quarters).  The increase in data processing and telecommunications expense was primarily due to expenses associated with several new technology products and initiatives.  The efficiency ratio for the current quarter was 55.31% compared to 51.52% for the preceding quarter and 58.42% for the comparable quarter one year ago. Fiscal year-to-date operating expenses increased 15% to $21.48 million from $18.60 million for the first six months of fiscal 2022.  The year-to-date increase in operating expenses was primarily due to a $1.58 million increase in salaries and employee benefits, a $386,000 increase in data processing and telecommunications expense, a $309,000 increase in professional fees expense and smaller increases in several other expense categories. The efficiency ratio for the first six months of fiscal 2023 was 53.58% compared to 57.91% for the first six months of fiscal 2022.

The provision for income taxes for the current quarter decreased $176,000, or 9%, to $1.71 million from $1.88 million for the preceding quarter, primarily due to lower taxable income.  Timberland’s effective income tax rate was 20.4% for the quarter ended March 31, 2023 compared to 20.0% for the quarter ended December 31, 2022 and 19.8% for the quarter ended March 31, 2022.  Timberland’s effective income tax rate was 20.2% for the first six months of fiscal 2023 compared to 20.0% for the first six months of fiscal 2022.

Timberland Fiscal Q2 2023 Earnings
April 25, 2023

Balance Sheet Management

Total assets decreased by $48.93 million, or 3%, during the quarter to $1.79 billion at March 31, 2023 from $1.84 billion at December 31, 2022 and decreased by $90.85 million, or 5%, from $1.88 billion one year ago.  The quarter’s decrease was primarily due to an $82.41 million decrease in total cash and cash equivalents, which was partially offset by a $37.63 million increase in net loans receivable.

Liquidity

Timberland has continued to maintain a strong liquidity position (both on-balance sheet and off-balance sheet) while deploying overnight funds into loans and investment securities during the past year.  Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment, and available for sale investment securities, was 14.0% of total liabilities at March 31, 2023, compared to 18.9% at December 31, 2022, and 34.3% one year ago.  Timberland had no borrowings at March 31, 2023 and had secured borrowing line capacity of $647 million available through the Federal Home Loan Bank and the Federal Reserve.  With a strong and diversified deposit base, only 12% of Timberland’s deposits were uninsured at March 31, 2023.  (Note: The uninsured deposit calculation excludes public deposits that are fully collateralized.)

Loans

Net loans receivable increased $37.63 million, or 3%, during the quarter to $1.21 billion at March 31, 2023 from $1.17 billion at December 31, 2022.  This increase was primarily due to a $16.35 million increase in one- to four-family loans, a $12.84 million decrease in the undisbursed portion of construction loans in process, a $7.04 million increase in multi-family loans, a $5.31 million increase in commercial real estate loans, and smaller increases in several other loan categories. These increases to net loans receivable were partially offset by a $4.75 million decrease in construction and land development loans, and smaller decreases in several other loan categories.

Timberland Fiscal Q2 2023 Earnings
April 25, 2023

Loan Portfolio
($ in thousands)

	March 31, 2023		December 31, 2022		March 31, 2022
	Amount	Percent	Amount	Percent	Amount	Percent
Mortgage loans:
One- to four-family (a)	$216,639	16%	$200,285	15%	$133,925	12%
Multi-family	103,870	8	96,831	7	82,526	7
Commercial	547,876	41	542,571	42	523,479	45
Construction - custom and
owner/builder	124,071	9	117,592	9	114,394	10
Construction - speculative one-to four-family	11,343	1	11,220	1	15,438	1
Construction - commercial	31,458	3	36,825	3	35,416	3
Construction - multi-family	83,051	6	89,040	7	64,141	6
Construction - land
development	17,018	1	17,015	1	10,687	1
Land	24,520	2	25,872	2	22,192	2
Total mortgage loans	1,159,846	87	1,137,251	87	1,002,198	87

Consumer loans:
Home equity and second
mortgage	36,896	3	35,967	3	32,980	3
Other	2,283	--	2,482	--	2,277	--
Total consumer loans	39,179	3	38,449	3	35,257	3

Commercial loans:
Commercial business loans	129,306	10	127,085	10	108,644	9
SBA PPP loans	572	--	631	--	5,934	1
Total commercial loans	129,878	10	127,716	10	114,578	10
Total loans	1,328,903	100%	1,303,416	100%	1,152,033	100%
Less:
Undisbursed portion of
construction loans in
process	(99,253)		(112,096)		(100,719)
Deferred loan origination
fees	(4,759)		(4,532)		(3,801)
Allowance for loan losses	(14,698)		(14,229)		(13,433)
Total loans receivable, net	$1,210,193		$1,172,559		$1,034,080
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $200, $0, and $2,772 at March 31, 2023, December 31, 2022, and March 31, 2022, respectively.

Timberland Fiscal Q2 2023 Earnings
April 25, 2023

The following table provides a breakdown of commercial real estate (“CRE”) mortgage loans by collateral type as of March 31, 2023:

CRE Loan Portfolio Breakdown by Collateral
($ in thousands)

Collateral Type	Amount	Percent of CRE Portfolio	Percent of Total Loan Portfolio
Industrial warehouse	$107,514	20%	8%
Medical/dental offices	78,266	14	6
Office buildings	67,797	12	5
Other retail buildings	48,993	9	4
Hotel/motel	29,430	6	2
Restaurants	28,793	5	2
Mini-storage	28,188	5	2
Convenience stores	20,104	4	1
Nursing homes	18,227	3	1
Shopping centers	10,416	2	1
Mobile home parks	10,263	2	1
Churches	7,589	1	1
Additional CRE	92,296	17	7
Total CRE	$547,876	100%	41%

Timberland originated $77.15 million in loans during the quarter ended March 31, 2023, compared to $101.67 million for the preceding quarter and $130.41 million for the comparable quarter one year ago.  Timberland continues to originate fixed-rate one- to four-family mortgage loans, a portion of which are sold into the secondary market for asset-liability management purposes and to generate non-interest income.  During the past twelve months a larger percentage of single-family loan originations were retained in the portfolio rather than being sold due to the increased yield available on such loans.  During the current quarter, fixed-rate one- to four-family mortgage loans totaling $2.39 million were sold compared to $1.16 million for the preceding quarter and $16.88 million for the comparable quarter one year ago.

Timberland’s investment securities and CDs held for investment decreased $4.89 million, or 1%, to $353.77 million at March 31, 2023, from $358.66 million at December 31, 2022.  The decrease was primarily due to maturities and scheduled amortization.

Deposits

Total deposits decreased $52.32 million, or 3%, during the quarter to $1.55 billion at March 31, 2023, from $1.60 billion at December 31, 2022.  The quarter’s decrease consisted of a $41.28 million decrease in NOW checking account balances, a $19.25 million decrease in money market account balances, a $15.09 million decrease in non-interest-bearing account balances, and a $9.99 million decrease in savings account balances.  These decreases were partially offset by a $33.29 million increase in certificates of deposit account balances.  The net decrease in deposits was primarily due to competitive pricing pressure and customers moving excess funds to alternative higher yielding investments as well as general declines in individual customer balances.

Timberland Fiscal Q2 2023 Earnings
April 25, 2023

Deposit Breakdown ($ in thousands)
	March 31, 2023		December 31, 2022		March 31, 2022
	Amount	Percent	Amount	Percent	Amount	Percent

Non-interest-bearing demand	$479,283	31%	$494,370	31%	$525,488	32%
NOW checking	403,463	26	444,742	28	457,874	28
Savings	269,522	17	279,514	17	288,361	18
Money market	210,390	14	229,643	14	258,057	15
Certificates of deposit under $250	129,331	8	110,897	7	106,208	6
Certificates of deposit $250 and over	56,778	4	41,924	3	20,438	1
Total deposits	$1,548,767	100%	$1,601,090	100%	$1,656,426	100%

Shareholders’ Equity and Capital Ratios

Total shareholders’ equity increased $4.11 million, or 2%, to $227.66 million at March 31, 2023, from $223.55 million at December 31, 2022.  The increase in shareholders’ equity was primarily due to net income of $6.66 million for the quarter and $122,000 from the exercise of stock options, which was partially offset by the payment of $1.89 million in dividends to shareholders and the repurchase of 34,263 shares of common stock for $1.10 million (an average price of $32.04 per share).  Timberland had 184,212 shares available to be repurchased in accordance with the terms of its existing stock repurchase plan at March 31, 2023.

Timberland remains well capitalized with a total risk-based capital ratio of 19.41%, a Tier 1 leverage capital ratio of 11.95%, a tangible common equity to tangible assets ratio (non-GAAP) of 11.96%, and a shareholders’ equity to total assets ratio of 12.74% at March 31, 2023.  Timberland’s held to maturity investment securities were $277.91 million at March 31, 2023, with a net unrealized loss of $12.83 million (pre-tax).  Although not permitted by U.S. Generally Accepted Accounting Principles, including these unrealized losses in accumulated other comprehensive income (loss) (“AOCI”) would result in a ratio of shareholders’ equity to total assets of 12.18%, compared to 12.74%, as reported.

Asset Quality

Timberland’s non-performing assets to total assets ratio was 0.12% at March 31, 2023 and December 31, 2022, an improvement from 0.16% at March 31, 2022.  There were net charge-offs of $6,000 for the current quarter, compared to net recoveries of $1,000 for the preceding quarter and net charge-offs of $35,000 for the comparable quarter one year ago.  Due primarily to loan portfolio growth, a $475,000 provision for loan losses was made for the quarter ended March 31, 2023 and a $525,000 provision for loan losses was made for the quarter ended December 31, 2022.  No provision for loan losses was made during the quarter ended March 31, 2022.

The allowance for loan losses (“ALL”) as a percentage of loans receivable was 1.20% at March 31, 2023, compared to 1.20% at December 31, 2022 and 1.28% one year ago.

The ALL as a percentage of loans receivable is also impacted by the loans acquired in the South Sound Acquisition.  Included in the recorded value of loans acquired in acquisitions are net discounts which may reduce the need for an allowance for loan losses on such loans because they are carried at an amount below their outstanding principal balance.  The initial recorded value of loans acquired in the South Sound Acquisition was $123.62 million and the related fair value discount was $2.08 million, or 1.68% of the loans acquired.  The remaining fair value discount on loans acquired in the South Sound Acquisition was $225,000 at March 31, 2023.  The allowance for loan losses to loans receivable (excluding SBA PPP loan balances and the remaining aggregate balance of the loans acquired in the South Sound Acquisition) was 1.21% (non-GAAP) at March 31, 2023.

The following table details the ALL as a percentage of loans receivable:
	March 31,	Dec. 31,	March 31,
	2023	2022	2022
ALL to loans receivable	1.20%	1.20%	1.28%
ALL to loans receivable (excluding SBA PPP loans) (non-GAAP)	1.20%	1.20%	1.29%
ALL to loans receivable (excluding SBA PPP loans and South Sound Acquisition loans) (non-GAAP)	1.21%	1.22%	1.33%

Timberland Fiscal Q2 2023 Earnings
April 25, 2023

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased $755,000 or 26%, to $2.19 million at March 31, 2023, from $2.95 million one year ago, and decreased $62,000, or 3%, from $2.25 million at December 31, 2022.  Non-accrual loans decreased $682,000, or 26%, to $1.97 million at March 31, 2023, from $2.65 million one year ago, and decreased $66,000, or 3%, from $2.04 million at December 31, 2022.

Non-Accrual Loans
($ in thousands)

	March 31, 2023		December 31, 2022		March 31, 2022
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$378	2	$383	2	$578	3
Commercial	694	2	658	2	671	3
Land	362	1	425	2	723	4
Total mortgage loans	1,434	5	1,466	6	1,972	10

Consumer loans:
Home equity and second
Mortgage	241	2	263	3	269	2
Other	1	1	2	1	5	1
Total consumer loans	242	3	265	4	274	3

Commercial business loans	293	4	304	6	405	6
Total loans	$1,969	12	$2,035	16	$2,651	19

At March 31, 2023 and December 31, 2022, the OREO and other repossessed assets portfolio consisted of two individual land parcels that have been written down to a book value of $0.  OREO and other repossessed assets were $157,000 at March 31, 2022.

OREO and Other Repossessed Assets
($ in thousands)

	March 31, 2023		December 31, 2022		March 31, 2022
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Land	$--	2	$--	2	$157	3
Total	$--	2	$--	2	$157	3

Acquisition of South Sound Bank
On October 1, 2018, the Company completed the acquisition of South Sound Bank, a Washington-state chartered bank, headquartered in Olympia, Washington (“South Sound Acquisition”).  The Company acquired 100% of the outstanding common stock of South Sound Bank, and South Sound Bank was merged into Timberland Bank and the Company.  Pursuant to the terms of the merger agreement, South Sound Bank shareholders received 0.746 of a share of the Company’s common stock and $5.68825 in cash per share of South Sound Bank common stock.  The Company issued 904,826 shares of its common stock (valued at $28,267,000 based on the Company’s closing stock price on September 30, 2018 of $31.24 per share) and paid $6,903,000 in cash in the transaction for total consideration paid of $35,170,000.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank.  The Bank opened for business in 1915 and primarily serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 23 branches (including its main office in Hoquiam).

Timberland Fiscal Q2 2023 Earnings
April 25, 2023

Disclaimer

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to our financial condition, results of operations, plans, objectives, future performance or business.  Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could." Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth caused by increasing political instability from acts of war including Russia's invasion of Ukraine, as well as increasing oil prices and supply chain disruptions, and any governmental or societal responses to novel coronavirus disease 2019 ("COVID-19") pandemic, including the possibility of new COVID-19 variants; credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing loans in our loan portfolio may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long-term interest rates, deposit interest rates, our net interest margin and funding sources; uncertainty regarding the future of the London Interbank Offered Rate ("LIBOR"), and the transition away from LIBOR toward new interest rate benchmarks; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and of our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank subsidiary which could require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules and including changes as a result of COVID-19; our ability to attract and retain deposits; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans in our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; the quality and composition of our securities portfolio and the impact if any adverse changes in the securities markets, including on market liquidity; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board ("FASB"), including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and other risks described in our reports filed with or furnished to the Securities and Exchange Commission.

Timberland Fiscal Q2 2023 Earnings
April 25, 2023

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this press release to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements. These risks could cause our actual results for fiscal 2023 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company's consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q2 2023 Earnings
April 25, 2023

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec. 31,	March 31,
	2023	2022	2022
Interest and dividend income
Loans receivable	$14,950	$14,457	$12,620
Investment securities	2,460	2,214	590
Dividends from mutual funds, FHLB stock and other investments	64	51	27
Interest bearing deposits in banks	1,913	2,390	283
Total interest and dividend income	19,387	19,112	13,520

Interest expense
Deposits	2,236	1,369	625
Borrowings	--	--	2
Total interest expense	2,236	1,369	627
Net interest income	17,151	17,743	12,893
Provision for loan losses	475	525	--
Net interest income after provision for loan losses	16,676	17,218	12,893

Non-interest income
Service charges on deposits	893	947	1,014
ATM and debit card interchange transaction fees	1,275	1,251	1,247
Gain on sales of loans, net	46	21	416
Bank owned life insurance (“BOLI”) net earnings	157	156	152
Recoveries on investment securities, net	2	3	3
Other	263	327	251
Total non-interest income, net	2,636	2,705	3,083

Non-interest expense
Salaries and employee benefits	6,046	5,900	5,192
Premises and equipment	1,001	924	988
Advertising	178	195	161
OREO and other repossessed assets, net	--	--	2
ATM and debit card processing	489	483	450
Postage and courier	147	121	164
State and local taxes	298	299	235
Professional fees	473	429	322
FDIC insurance expense	202	124	126
Loan administration and foreclosure	138	120	96
Data processing and telecommunications	880	789	669
Deposit operations	246	346	262
Amortization of core deposit intangible (“CDI”)	67	68	79
Other, net	779	737	587
Total non-interest expense, net	10,944	10,535	9,333

Income before income taxes	8,368	9,388	6,643
Provision for income taxes	1,705	1,881	1,316
Net income	$6,663	$7,507	$5,327

Net income per common share:
Basic	$0.81	$0.91	$0.64
Diluted	0.80	0.90	0.63

Weighted average common shares outstanding:
Basic	8,220,532	8,232,273	8,337,407
Diluted	8,304,370	8,318,733	8,421,875

Timberland Fiscal Q2 2023 Earnings
April 25, 2023

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Six Months Ended
($ in thousands, except per share amounts) (unaudited)	March 31,	March 31,
	2023	2022
Interest and dividend income
Loans receivable	$29,407	$25,242
Investment securities	4,674	996
Dividends from mutual funds, FHLB stock and other investments	115	54
Interest bearing deposits in banks	4,304	571
Total interest and dividend income	38,500	26,863

Interest expense
Deposits	3,606	1,257
Borrowings	--	17
Total interest expense	3,606	1,274
Net interest income	34,894	25,589
Provision for loan losses	1,000	--
Net interest income after provision for loan losses	33,894	25,589

Non-interest income
Service charges on deposits	1,840	1,927
ATM and debit card interchange transaction fees	2,526	2,523
Gain on sales of loans, net	67	1,079
Bank owned life insurance (“BOLI”) net earnings	312	305
Valuation recovery on loan servicing rights, net	--	119
Recoveries on investment securities, net	5	11
Other	591	561
Total non-interest income, net	5,341	6,525

Non-interest expense
Salaries and employee benefits	11,946	10,363
Premises and equipment	1,925	1,916
Advertising	372	327
OREO and other repossessed assets, net	--	(16)
ATM and debit card processing	972	914
Postage and courier	268	300
State and local taxes	597	489
Professional fees	902	593
FDIC insurance expense	326	254
Loan administration and foreclosure	259	200
Data processing and telecommunications	1,668	1,282
Deposit operations	592	561
Amortization of CDI	135	158
Other, net	1,517	1,256
Total non-interest expense, net	21,479	18,597

Income before income taxes	17,756	13,517
Provision for income taxes	3,587	2,705
Net income	$14,169	$10,812

Net income per common share:
Basic	$1.72	$1.30
Diluted	1.70	1.28

Weighted average common shares outstanding:
Basic	8,226,467	8,346,839
Diluted	8,311,630	8,435,536

Timberland Fiscal Q2 2023 Earnings
April 25, 2023

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec. 31,	March 31,
	2023	2022	2022
Assets
Cash and due from financial institutions	$26,015	$31,237	$26,500
Interest-bearing deposits in banks	116,468	193,659	465,802
Total cash and cash equivalents	142,483	224,896	492,302

Certificates of deposit (“CDs”) held for investment, at cost	20,168	23,392	28,619
Investment securities:
Held to maturity, at amortized cost	277,911	278,585	189,405
Available for sale, at fair value	54,838	55,841	50,624
Investments in equity securities, at fair value	850	837	902
FHLB stock	2,202	2,194	2,194
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	200	--	2,772

Loans receivable	1,224,891	1,186,788	1,047,513
Less: Allowance for loan losses	(14,698)	(14,229)	(13,433)
Net loans receivable	1,210,193	1,172,559	1,034,080

Premises and equipment, net	21,744	21,703	21,878
OREO and other repossessed assets, net	--	--	157
BOLI	23,119	22,962	22,498
Accrued interest receivable	5,295	5,508	3,927
Goodwill	15,131	15,131	15,131
CDI	813	880	1,106
Loan servicing rights, net	2,535	2,770	3,390
Operating lease right-of-use assets	1,844	1,912	2,129
Other assets	4,292	3,374	3,356
Total assets	$1,786,618	$1,835,544	$1,877,470

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$479,283	$494,370	$525,488
Deposits: Interest-bearing	1,069,484	1,106,720	1,130,938
Total deposits	1,548,767	1,601,090	1,656,426

Operating lease liabilities	1,935	2,001	2,210
FHLB borrowings	--	--	--
Other liabilities and accrued expenses	8,255	8,904	6,565
Total liabilities	1,558,957	1,611,995	1,665,201

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 8,203,174 shares issued and outstanding – March 31, 2023 8,231,197 shares issued and outstanding – December 31, 2022 8,305, 826 shares issued and outstanding – March 31, 2022	37,979	38,878	40,988
Retained earnings	190,177	185,406	171,388
Accumulated other comprehensive loss	(495)	(735)	(107)
Total shareholders’ equity	227,661	223,549	212,269
Total liabilities and shareholders’ equity	$1,786,618	$1,835,544	$1,877,470

Timberland Fiscal Q2 2023 Earnings
April 25, 2023

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec. 31,	March 31,
	2023	2022	2022
PERFORMANCE RATIOS:
Return on average assets (a)	1.48%	1.63%	1.16%
Return on average equity (a)	11.86%	13.63%	10.10%
Net interest margin (a)	3.99%	4.03%	2.95%
Efficiency ratio	55.31%	51.52%	58.42%

	Six Months Ended

	March 31,		March 31,
	2023		2022
PERFORMANCE RATIOS:
Return on average assets (a)	1.55%		1.18%
Return on average equity (a)	12.74%		10.33%
Net interest margin (a)	4.02%		2.93%
Efficiency ratio	53.38%		57.91%

ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$1,969	$2,035	$2,651
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	93	98	127
OREO and other repossessed assets	--	--	157
Total non-performing assets (b)	$2,062	$2,133	$2,935

Non-performing assets to total assets (b)	0.12%	0.12%	0.16%
Net charge-offs (recoveries) during quarter	$6	$(1)	$35
ALL to non-accrual loans,	746.47%	699.21%	506.71%
ALL to loans receivable (c)	1.20%	1.20%	1.28%
ALL to loans receivable (excluding SBA PPP loans) (d) (non-GAAP)	1.20%	1.20%	1.29%
ALL to loans receivable (excluding SBA PPP loans and South Sound Acquisition loans) (d) (e) (non-GAAP)	1.21%	1.22%	1.33%
Troubled debt restructured loans on accrual status (f)	$2,550	$2,464	$2,496

CAPITAL RATIOS:
Tier 1 leverage capital	11.95%	11.46%	10.86%
Tier 1 risk-based capital	18.16%	18.07%	19.50%
Common equity Tier 1 risk-based capital	18.16%	18.07%	19.50%
Total risk-based capital	19.41%	19.32%	20.75%
Tangible common equity to tangible assets (non-GAAP)	11.96%	11.41%	10.53%

BOOK VALUES:
Book value per common share	$27.75	$27.16	$25.56
Tangible book value per common share (g)	25.81	25.21	23.60
________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Does not include loans held for sale and is before the allowance for loan losses.
(d)  Does not include PPP loans totaling $572, $631 and $5,934 at March 31, 2023, December 31, 2022 and March 31, 2022, respectively.
(e)  Does not include loans acquired in the South Sound Acquisition totaling $13,917, $16,794 and $28,549 at March 31, 2023, December 31, 2022 and March 31, 2022, respectively.
(f)  Does not include troubled debt restructured loans totaling $50, $116 and $172 reported as non-accrual loans at March 31, 2023, December 31, 2022 and March 31, 2022, respectively.
(g)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q2 2023 Earnings
April 25, 2023

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	March 31, 2023		December 31, 2022		March 31, 2022
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,200,872	4.98%	$1,164,369	4.97%	$1,029,582	4.90%
Investment securities and FHLB stock (1)	340,317	2.97	329,396	2.75	209,868	1.18
Interest-earning deposits in banks and CDs	177,748	4.30	266,439	3.59	510,211	0.22
Total interest-earning assets	1,718,937	4.51	1,760,204	4.34	1,749,661	3.09
Other assets	84,072		84,806		84,252
Total assets	$1,803,009		$1,845,010		$1,833,913

Liabilities and Shareholders’ Equity
NOW checking accounts	$412,642	0.83%	$439,750	0.45%	$441,259	0.13%
Money market accounts	218,718	0.68	239,424	0.53	244,250	0.29
Savings accounts	274,877	0.14	279,832	0.12	277,888	0.08
Certificates of deposit accounts	170,547	2.22	135,467	1.39	128,588	0.80
Total interest-bearing deposits	1,076,784	0.84	1,094,473	0.50	1,091,985	0.23
Borrowings	6	5.43	--	--	677	1.18
Total interest-bearing liabilities	1,076,790	0.84	1,094,473	0.50	1,092,662	0.23

Non-interest-bearing demand deposits	492,294		519,307		521,284
Other liabilities	9,136		11,002		9,072
Shareholders’ equity	224,789		220,228		210,895
Total liabilities and shareholders’ equity	$1,803,009		$1,845,010		$1,833,913

Interest rate spread		3.67%		3.84%		2.86%
Net interest margin (2)		3.99%		4.03%		2.95%
Average interest-earning assets to
average interest-bearing liabilities	159.64%		160.83%		160.13%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q2 2023 Earnings
April 25, 2023

	For the Six Months Ended
	March 31, 2023		March 31, 2022
	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,182,420	4.97%	$1,013,293	4.98%
Investment securities and FHLB stock (1)	332,815	2.88	185,710	1.13
Interest-earning deposits in banks and CDs	222,569	3.87	545,651	0.21
Total interest-earning assets	1,737,804	4.43	1,744,654	3.08
Other assets	86,171		83,908
Total assets	$1,823,975		$1,828,562

Liabilities and Shareholders’ Equity
NOW checking accounts	$426,345	0.63%	$440,999	0.13%
Money market accounts	229,185	0.60	233,480	0.29
Savings accounts	277,382	0.13	271,197	0.08
Certificates of deposit accounts	152,814	1.84	130,611	0.81
Total interest-bearing deposits	1,085,726	0.67	1,076,287	0.23
Borrowings	3	5.43	2,862	1.19
Total interest-bearing liabilities	1,085,729	0.67	1,079,149	0.24

Non-interest-bearing demand deposits	505,949		530,171
Other liabilities	9,813		9,824
Shareholders’ equity	222,484		209,418
Total liabilities and shareholders’ equity	$1,823,975		$1,828,562

Interest rate spread		3.76%		2.84%
Net interest margin (2)		4.02%		2.93%
Average interest-earning assets to
average interest-bearing liabilities	160.06%		161.67%
           _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q2 2023 Earnings
April 25, 2023

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders’ equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP) and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	March 31, 2023	December 31, 2022	March 31, 2022

Shareholders’ equity	$227,661	$223,549	$212,269
Less goodwill and CDI	(15,944)	(16,011)	(16,237)
Tangible common equity	$211,717	$207,538	$196,032

Total assets	$1,786,618	$1,835,544	$1,877,470
Less goodwill and CDI	(15,944)	(16,011)	(16,237)
Tangible assets	$1,770,674	$1,819,533	$1,861,233